                                  SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-12

                                  HemaSure Inc.


                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1) Title of each class of securities to which transaction applies:

        _______________________________________________________________

     2) Aggregate number of securities to which transaction applies:

        _______________________________________________________________

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        _______________________________________________________________


     4) Proposed maximum aggregate value of transaction:

        _______________________________________________________________

     5) Total fee paid:

        _______________________________________________________________


[  ] Fee paid previously with preliminary materials.

[  ] Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

        _______________________________________________________________

     2)  Form, Schedule or Registration Statement No.:

        _______________________________________________________________

     3)  Filing Party:

        _______________________________________________________________

     4)  Date Filed:

        _______________________________________________________________

                                  HEMASURE INC.
                                 140 LOCKE DRIVE
                        MARLBOROUGH, MASSACHUSETTS 01752

                  NOTICE OF 2000 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 7, 2000

         The 2000 Annual Meeting of Stockholders of HemaSure Inc. (the "Company") will be held at the Holiday Inn, Marlborough, Massachusetts 01752, on Wednesday, June 7, 2000 at 10:00 a.m., local time, to consider and act upon the following matters:

         1. To elect seven directors to serve until the next Annual Meeting of Stockholders.

         2. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

         Stockholders of record at the close of business on April 26, 2000 are entitled to notice of, and to vote at, the meeting. The stock transfer books of the Company will remain open for the purchase and sale of the Company's common stock, par value $.01 per share.

         All stockholders are cordially invited to attend the meeting.

                                              By Order of the Board of Directors



                                              JAMES B. MURPHY, Secretary

Marlborough, Massachusetts
April 28, 2000


         WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY CARD IS MAILED IN THE UNITED STATES.

                                  HEMASURE INC.
                                 140 LOCKE DRIVE
                        MARLBOROUGH, MASSACHUSETTS 01752

           PROXY STATEMENT FOR THE 2000 ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD ON JUNE 7, 2000

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of HemaSure Inc. (the "Company") for use at the 2000 Annual Meeting of Stockholders to be held on June 7, 2000 and at any adjournment or postponement of that meeting (the "Annual Meeting"). All proxies will be voted in accordance with the instructions contained therein, and if no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before it is exercised by delivery of written revocation to the Secretary of the Company.

         The Company's Annual Report for the year ended December 31, 1999 is being mailed to stockholders with the mailing of this Notice of Meeting and Proxy Statement on or about April 28, 2000.

VOTING SECURITIES AND VOTES REQUIRED

         On April 26, 2000, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 19,799,417 shares of common stock of the Company, par value $.01 per share ("Common Stock"). Each share of Common Stock is entitled to one vote.

         Under the Company's Bylaws, the holders of a majority of the shares of Common Stock issued, outstanding and entitled to vote on any matter shall constitute a quorum with respect to that matter at the Annual Meeting. Stockholders holding shares of Common Stock who are present in person or represented by proxy (including stockholders who abstain from voting their shares or who do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present.

         The affirmative vote of the holders of a plurality of votes cast by the stockholders entitled to vote at the Annual Meeting is required for the election of directors.

         Stockholders who abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as votes cast or shares voting on such matter. Accordingly, abstentions and "broker non- votes" will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter.

Stock Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information, as of March 24, 2000, with respect to any person (including any "group," as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) who is known to the Company to be the beneficial owner of more than five percent of any class of the Company's voting securities, and as to those shares of the Company's equity securities beneficially owned by each of its directors and nominees for director, the executive officers of the Company named in the Summary Compensation Table under the heading "Compensation of Executive Officers" below, and all of its directors and executive officers as a group. Unless otherwise specified in the table below, such information, other than information with respect to the directors and officers of the Company, is based on a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f), and 13(g) of the Exchange Act with respect to the Company's Common Stock. As of March 24, 2000, there were 19,795,667 shares of Common Stock outstanding. As of April 26, 2000, the record date for the Annual Meeting, there were 19,799,417 shares of Common Stock outstanding.

         The number of shares of Common Stock beneficially owned by each person is determined under the rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after March 24, 2000 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. Unless otherwise specified, the address for each person below is c/o HemaSure Inc., 140 Locke Drive, Marlborough, Massachusetts 01752.


                                                                        Shares of Common                   Percentage of Common
                                                                       Stock Beneficially                        Stock
                         Name and Address                                    Owned                             Outstanding
                         ----------------                                    -----                             -----------
Sepracor Inc.......................................................                6,700,334(1)                     30.2%(1)
         111 Locke Drive
         Marlborough, MA 01752
Gambro Inc.........................................................                6,177,035                        31.2%
         10811 West Collins Avenue
         Lakewood, CO  80215-4498
Timothy J. Barberich(2)............................................                  142,250(2)                      *
David S. Barlow(3).................................................                   48,000(3)                      *
Frank Corbin(4)....................................................                        0                         *
Justin E. Doheny(5)................................................                    2,200(5)                      *

John F. McGuire, III(6)............................................                 430,0000(6)                      2.1%
James B. Murphy(7).................................................                   80,090(7)                      *
David Perez(4).....................................................                        0                         *
Peter C. Sutcliffe(8)..............................................                   76,525(8)                      *
Edward C. Wood(9)..................................................                        0                         *
All directors and executive officers as a group
(nine persons)(10).................................................                  779,065 (10)                    3.8%(10)


---------------
*        Represents holdings of less than one percent.

(1) Includes 2,367,000 shares of Common Stock which Sepracor has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding warrants.

(2) Mr. Barberich is the President and Chief Executive Officer of Sepracor. Includes 113,250 shares of Common Stock which Mr. Barberich has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding stock options.

(3) Includes 45,000 shares of Common Stock which Mr. Barlow has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding stock options.

(4) Messrs. Corbin and Perez are the Vice President of Research and Development, and Vice President - U.S. Sales and Global Marketing, respectively, of Gambro BCT, Inc. ("Gambro BCT"), a division of Gambro Inc.

(5) Includes 1,500 shares of Common Stock which Mr. Doheny has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding options.

(6) Includes 400,000 shares of common Stock which Mr. McGuire has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding options.

(7) Includes 80,000 shares of Common Stock which Mr. Murphy has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding options.

(8) Includes 70,000 shares of Common Stock which Mr. Sutcliffe has the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding options.

(9)      Mr. Wood was the President of Gambro BCT until April 2000.

(10) Includes an aggregate of 709,750 shares of Common Stock which executive officers and directors have the right to acquire within 60 days after March 24, 2000 upon exercise of outstanding stock options.

                              ELECTION OF DIRECTORS

         The persons named in the enclosed proxy will vote to elect as directors the seven nominees named below, unless the proxy is marked otherwise. If a stockholder returns a proxy without contrary instructions, the persons named as proxies will vote to elect as directors the nominees named below, each of whom is currently a member of the Board of Directors of the Company.

         Each director will be elected to hold office until the 2001 Annual Meeting of Stockholders and until his successor is duly elected and qualified. All of the nominees have indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of Common Stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

         There are no family relationships between or among any officers or directors of the Company.

         Set forth below are the name and age of each member of the Board of Directors, and the positions and offices held by him, his principal occupation and business experience during the past five years, the names of other publicly held companies of which he serves as a director and the year of the commencement of his term as a director of the Company. Information with respect to the number of shares of Common Stock owned, directly or indirectly, by each director as of March 24, 2000 appears above under the heading "Stock Ownership of Certain Beneficial Owners and Management."

                              Nominees For Director

         Timothy J. Barberich, age 51, has served as Chairman of the Board of the Company since April 1997, as a director since the Company's organization in 1993 and was Chairman of the Board of Directors from 1993 until March 1996. Mr. Barberich was a founder of Sepracor Inc. ("Sepracor"), a specialty pharmaceutical company, and has served as President, Chief Executive Officer and a director of Sepracor since 1984, and as Chairman of the board of directors of Sepracor since December 1999. As of March 24, 2000, Sepracor owned approximately 22% of the outstanding Common Stock of the Company. Mr. Barberich also serves as Chairman of the board of directors of BioSepra Inc., a publicly traded subsidiary of Sepracor engaged in the manufacture of instrumentation and media for the pharmaceutical industry.

         John F. Mcguire, III, age 53, has served as Chief Executive Officer, President and a director of the Company since April 1997. Prior to that time, Mr. McGuire served as Vice President and General Manager of Johnson & Johnson's ("J&J") Ortho Diagnostic Systems Blood Bank Business Unit since January 1996. From March 1995 to January 1996, Mr. McGuire held the position of Vice President, Sales & Marketing, North America for J&J. From August 1990 to March 1995, Mr. McGuire served as Managing Director of Ortho Diagnostic Systems, U.K. and Belgium for J&J. From September 1988 to August 1990, Mr. McGuire held the position of Marketing Director for the AIDS and Hepatitis Business Unit of J&J. From 1977 to 1988, Mr. McGuire held various management positions at E.I. DuPont De Nemours & Company, the last of which was National Sales Manager, AIDS & Hepatitis Business. Mr. McGuire is a member of the Board of Trustees of the National Blood Foundation Trust Fund.

         David S. Barlow, age 43, has served as a director of the Company since January 1994. Mr. Barlow has served as President of Black Diamond Capital since September 1999. Mr. Barlow was

Executive Vice President and President, Pharmaceuticals Division of Sepracor from October 1995 until September 1999. From July 1993 to October 1995, Mr. Barlow held the position of Senior Vice President and General Manager of the Pharmaceuticals Division of Sepracor. From 1991 to 1993, he was president of the Business Group, a management consulting firm. Previously, he was Vice President, Worldwide Marketing and Business Development of Armour Pharmaceutical Company, a subsidiary of Rhone-Poulenc Rorer, from 1988 to 1991. Prior to that time, he was associated with Pfizer Inc. and Ares-Serono, Inc. in various business planning and marketing positions. Mr. Barlow is a member of the board of directors of Enzon Inc. and Pan Pacific Pharmaceutical, Inc., both biopharmaceutical companies and serves as Chairman of the board of directors of Biostream, Inc., an imaging technology company.

         Frank Corbin, age 53, has served as director of the Company since June 1999. Mr. Corbin has been Vice President of Research and Development of Gambro BCT since July 1997. Prior to that Mr. Corbin served as Director of Research and Development for Gambro BCT from January 1991 until July 1997.

         Justin E. Doheny, age 48, has served as a director of the Company since April 1998. Mr. Doheny has been Executive Vice President and Chief Operating Officer of Saint Peter's University Hospital, New Brunswick, NJ, since August 1997. During 1996 (June- October), Mr. Doheny served as Senior Vice President of Saint Barnabas Health Care System in Livingston, NJ. From December 1985 until June 1996, Mr. Doheny held the position of President of Wayne General Hospital, located in Wayne, NJ.

         David Perez, age 40, has served as a director of the Company since April 2000. Mr. Perez has been Vice President - U.S. Sales and Global Marketing of Gambro BCT since May 1999. From May 1997 to May 1999 he was Vice President, Operations, of UroTherapies, Inc., a physician practice management company. From September 1995 to May1997 Mr. Perez was Vice President, Western Operations, of Haemonetics , an automated blood component equipment company. Prior to that, he was Area Vice President, Western United States, of Caremark International, a pharmaceuticals services company. Mr. Perez is a member of the board of directors of the National Blood Foundation and the National Blood Data Resource Center.

         Edward C. Wood, age 55, has served as a director of the Company since June 1999. Mr. Wood was President of Gambro BCT from 1991 to April 2000. Gambro BCT is a subsidiary of Gambro AB, a Swedish company, and is a leading provider of blood separation products. Prior to that, Mr. Wood held various positions in manufacturing, research and development and marketing with Gambro BCT. He served on the board of Aastrom Biosciences, Inc. from August 1994 until February 1999.

Board and Committee Meetings

         The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent accountants and the Board of Directors. The Audit Committee has responsibility for recommending the appointment of the Company's independent accountants, reviewing the scope and results of audits and reviewing the Company's internal accounting control policies and procedures. The Audit Committee met twice in 1999. From January 1999 to July 1999, the members of the Audit Committee were Messrs. Doheny and Stutz. From July 1999 to November 1999, the members of the Audit Committee were Messrs. Doheny, Stutz and Corbin. Since November 1999, the members of the Audit Committee have been Messrs. Doheny and Corbin.

         The Company also has a standing Compensation Committee of the Board of Directors, which provides recommendations to the Board of Directors regarding compensation programs of the Company. The Compensation Committee is responsible for establishing and modifying the compensation of all corporate officers of the Company, adoption and amendment of all stock option and other employee benefit plans, and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company. The Compensation Committee met once in 1999. From January 1999 to July 1999, the members of the Compensation Committee were Messrs. Doheny and Stutz. Since July 1999, the members of the Compensation Committee have been Messrs. Barberich, Doheny and Wood. See "Report of the Compensation Committee" below.

         The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

         The Board of Directors held four meetings during 1999. Each director attended at least 75% of the total number of meetings (including consents in lieu of meetings) of the Board of Directors.

Compensation for Directors

         Directors who are neither officers nor employees of the Company or of any subsidiary of the Company (the "Outside Directors") receive $1,000 for each meeting of the Board they attend and are entitled to participate in the Company's 1994 Director Stock Option Plan, as amended (the "Director Option Plan"), provided that Mr. Barberich and Mr. Barlow do not receive compensation for attendance at meetings of the Board. Directors who are officers or employees of the Company do not receive any additional compensation for their services as directors. On January 5, 1994, options to purchase an aggregate of 75,000 shares of Common Stock at an exercise price of $2.00 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, 45,000 shares, and Mr. Barlow, Mr. Stutz, and two former members of the Board (Messrs. Tullis and Kimbell) 7,500 shares each. On May 17, 1995, options to purchase 1,500 shares of Common Stock at an exercise price of $5.50 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Stutz and two former members of the Board (Messrs. Tullis and Kimbell). On February 15, 1996, options to purchase 18,750 shares of Common Stock at an exercise price of $12.375 per share were granted under the 1994 Stock Option Plan to Mr. Barberich. On May 16, 1996, options to purchase an aggregate of 39,000 shares of Common Stock at an exercise price of $16.25 per share were granted under the Director Option Plan to the following directors:
Mr. Barberich, Mr. Barlow, Mr. Kimbell, and Mr. Stutz, 9,750 shares each. On May 16, 1997, options to purchase an aggregate of 12,000 shares of Common Stock at an exercise price of $1.75 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Kimbell and Mr. Stutz, 3,000 shares each. On January 22, 1998, options to purchase an aggregate of 162,000 shares of Common Stock, at an exercise price of $0.625, were granted under the 1994 Stock Option Plan to the following directors: Mr. Barberich, 75,000 shares, and Messrs. Barlow and Stutz, 43,500 shares each. On May 26, 1998, options to purchase an aggregate of 16,500 shares of Common Stock at an exercise price of $1.50 per share were granted under the Director Option Plan to the following directors: Mr. Barberich, Mr. Barlow, and Mr. Stutz 3,000 shares each and Mr. Doheny, 7,500 shares. On June 10, 1999, options to purchase an aggregate of 27,000 shares of common stock at an exercise price of $4.875 per share were granted under out 1994 Director Stock Option Plan to the following directors: Mr. Barberich, Mr. Barlow, Mr. Doheny and Mr. Stutz, 3,000 shares each, and Mr. Corbin and Mr. Wood, 7,500 shares each.

                      EXECUTIVE OFFICERS OF THE REGISTRANT

         The following table sets forth the names, ages and positions of the current executive officers of the Company.

                  Name                          Age                      Position
                  ----                          ---                      --------
John F. McGuire.............................    53        President, Chief Executive Officer and Director

James B. Murphy.............................    43        Senior Vice President, Finance and Administration Treasurer and Secretary

Peter C. Sutcliffe..........................    50        Vice President and Chief Operating Officer


                  Mr. McGuire's biography is set forth under "Election of Directors -- Nominees for Director."

                  Mr. Murphy has served as Senior Vice President, Finance and Administration since February 1996. From April 1994 to January 1996, he served as Vice President and Corporate Controller of the Company. Prior to that, from 1990 to April 1994, he served as Corporate Controller of Sepracor. Previously, Mr. Murphy held the positions of Senior Corporate Accountant at BBN Inc. and Senior Accountant at Arthur Andersen LLP.

                  Mr. Sutcliffe has served as Chief Operating Officer of the Company since April 3, 1998. From May 1996 until that time, Mr. Sutcliffe served as Vice President of Manufacturing Operations of the Company. From May 1982 until May 1996, Mr. Sutcliffe held the position of Vice President Manufacturing for Corning Costar Incorporated. From 1976 until 1982, he was a plant manufacturing manager at Millipore Corporation.

Compensation of Executive Officers

         Summary Compensation Table. The following table sets forth certain information with respect to the annual and long-term compensation for the last three fiscal years of the Company's President and Chief Executive Officer and the Company's other executive officers (including former executive officers) whose total annual salary and bonus for 1999 exceeded $100,000 (collectively, the "Named Executive Officers").

                                              SUMMARY COMPENSATION TABLE

                                                                                              Long-Term
                                                                                            Compensation
                                                   Annual Compensation                          Awards
                                                   -------------------                          ------
                                                                                                                       All
                                                                            Other Annual       Securities             Other
                                                                            Compensation       Underlying          Compensation
   Name and Principal Position      Year      Salary ($)     Bonus($)          ($)(1)          Options/SARs            ($)(3)
   ---------------------------      ----      ----------     --------         --------         ---------------    ---------------
John F. McGuire, III............    1999       $282,000       $20,000           $95,632(2)        100,000               1,008
    President and                   1998        216,172             -                 -           200,000                 300
    Chief Executive Officer         1997        140,302        75,000                 -           600,000                 195


James B. Murphy.................    1999       $166,600       $10,000                 -            50,000                $608
    Senior Vice President           1998        140,063             -                 -           160,000                  63
    Finance and Administration      1997        119,387             -                 -            60,000                 222

Peter C. Sutcliffe..............    1999       $176,400       $10,000                 -            50,000                $701
      Vice President and            1998        160,125             -                 -           200,000                 125
      Chief  Operating  Officer     1997        143,005             -                 -                 -                 112

-------------

(1) Other compensation in the form of perquisites and other personal benefits, securities or property has been omitted if such compensation constituted less than the lesser of $50,000 or 10% of the total salary and bonus for the Named Executive Officer.

(2)      Represents relocation expenses.

(3)      Represents the taxable portion of group life insurance.

         Option Grant Table. The following table sets forth certain information regarding options granted during the year ended December 31, 1999 by the Company to the Named Executive Officers.

                         OPTION/SAR GRANTS IN LAST YEAR

                                    Individual Grants
                                    -----------------
                                                  Percent of                    Market
                                                   Total                       Price of
                                  Number of       Options/                     Securities                 Potential Realizable Value
                                 Securities         SARs          Exercise     Underlying                 at Assumed Annual Rates of
                                 Underlying       Granted to         or         Options/                   Stock Price Appreciation
                                 Options/SARs     Employees In      Base          SARs                          For Option Term(2)
                                 Granted           Fiscal           Price       On Grant     Expiration      -----------------------
       Name                      (#)(1)             Year            ($/sh)        Date          Date             5%($)     10%
       ----                      ------             ----            ------        ----          ----             -----     ---
John F. McGuire..........       100,000           34.1297          $5.625         $5.625       9-1-09          $353,753  $896,480


James B. Murphy..........       50,000            17.0648          $5.625         $5.625       9-1-09          $176,876  $448,240


Peter C. Sutcliffe.......       50,000            17.0648          $5.625         $5.625       9-1-09          $176,876  $448,240


---------------

(1) Options vest in up to five equal annual installments beginning on the first anniversary of the date of grant.

(2) Amounts represent hypothetical gains that could be achieved for options if exercised and sold at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date options are granted. Actual gains, if any, on stock option exercises will depend on the future performance of the Common Stock on the date on which the options are sold.


         Year-End Option Table. The following table sets forth certain information regarding options held as of December 31, 1999 by the Named Executive Officers. No Named Executive Officer exercised stock options in 1999.

                AGGREGATED OPTION/SAR EXERCISES IN LAST YEAR AND
                           YEAR-END OPTION/SAR VALUES

                                                                           Number of
                                                                          Securities
                                                                          Underlying           Value of Unexercised
                                                                          Unexercised              In-The-Money
                                                                        Options/SARs at           Options/SARs at
                                                                      Fiscal Year-End (#)     Fiscal Year-End ($)(1)
                                                                      -------------------     ----------------------
                                         Shares
                                        Acquired
                                           on              Value         Exercisable/              Exercisable/
                Name                    Exercise (#)     Realized ($)   Unexercisable(2)          Unexercisable
                ----                    ------------     ------------   ----------------          -------------
John F. McGuire.....................                                    200,000/700,000         $987,600/2,962,800
James B. Murphy.....................                                    50,000/220,000           $234,400/789,460
Peter C. Sutcliffe..................                                    45,000/205,000           $209,710/715,390

---------------

(1) Value is based on the closing sales price of the Company's Common Stock on December 31, 1999 ($5.5625), the last trading day of the Company's 1999 fiscal year, less the applicable option exercise price.

         Option Repricing Table. The table set forth below provides certain information concerning all adjustments to the exercise prices of outstanding stock options held by executive officers of the Company during the past 10 years.

                                          TEN-YEAR OPTION/SAR REPRICINGS

                                           Number of
                                          Securities      Market Price      Exercise                     Length of Original
                                          Underlying       of Stock at      Price at                        Option Term
                                         Options/SARs        Time of         Time of                     Remaining at Date
                                          Repriced or     Repricing or    Repricing or       New          of Repricing or
          Name                Date          Amended         Amendment       Amendment   Exercise Price   Amendment (years)
                              ----          -------         ---------       ---------   --------------   -----------------
John F. McGuire..........   1/22/98             600,000          $0.6250      $  2.5630        $0.6250           9
James B. Murphy..........   4/16/97              12,000          $3.5000      $  7.5000                          10
                            4/16/97              30,000          $3.5000       $12.3800         $3.5000          10
                            1/22/98             120,000          $0.6250      $  3.5000         $3.5000          9
                                                                                                $0.6250
Peter C. Sutcliffe.......   4/16/97              25,000          $3.5000       $14.3750         $3.5000          9
                            1/22/98             100,000          $0.6250      $  3.5000        $0.6250           9

REPORT OF THE COMPENSATION COMMITTEE

         The Compensation Committee of the Board of Directors, which is currently comprised of three non-employee directors, Messrs. Barberich, Doheny and Wood, are responsible for determining the compensation package of each executive officer and recommending it to the Board of Directors. The Compensation Committee sets the compensation for executive officers and establishes compensation policies for the Company's Chief Executive Officer and the other executive officers of the Company. All decisions by the Compensation Committee are reviewed by the Board of Directors.

         The Company's executive compensation program is designed to promote the achievement of the Company's business goals, and, thereby, to maximize corporate performance and stockholder returns. Executive compensation consists of a combination of base salary, bonus and stock-based incentives. The Compensation Committee considers stock incentives to be a critical component of an executive's compensation package in order to help align executive interests with stockholder interests.

         Compensation Philosophy

         The objective of the executive compensation program is to align compensation with business objectives and individual performance, and to enable the Company to attract, retain and reward executive officers who are expected to contribute to the long-term success of the Company. The Company's executive compensation philosophy is based on the principles of competitive and fair compensation and sustained performance.

         -        COMPETITIVE AND FAIR COMPENSATION
                  The Company is committed to providing an executive compensation program that helps attract and retain highly qualified executives. To ensure that compensation is competitive, the Company compares its compensation practices with those of other companies in the industry and sets its compensation guidelines based on this review. The Company believes compensation for its executive officers is within the range of compensation paid to executives with comparable qualifications, experience and responsibilities in the same or similar businesses and of comparable size and success. The Company also strives to achieve equitable relationships both among the compensation of individual officers and between the compensation of officers and other employees throughout the organization.

         -        SUSTAINED PERFORMANCE
                  Executive officers are rewarded based upon corporate performance and individual performance. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as achievement of operating budgets, timely development and commercial introduction of new products, establishment of strategic alliances with third parties and performance relative to competitors. Individual performance is evaluated by reviewing attainment of specified individual objectives and the degree to which teamwork and Company values are fostered.

         In evaluating each executive officer's performance, the Company generally conforms to the following process:

         - Company and individual goals and objectives are established at the beginning of the performance cycle.

         - At the end of the performance cycle, the accomplishments of the executive's goals and objectives and his contributions to the Company are evaluated.

         - The executive's performance is then compared with peers within the Company and the results are communicated to the executive.

         - The comparative results, combined with comparative compensation practices of other companies in the industry, are then used to determine salary, bonus and stock compensation levels.

         Annual compensation for the Company's executives generally consists of a base salary, bonus and from time to time, the Committee may consider the granting of stock options based upon performance in a particular year.

         The salary for executives is generally set by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. Increases in annual salaries are based on actual corporate and individual performance against targeted performance and various subjective performance criteria. Targeted performance criteria vary for each executive based on his area of responsibility, and may include achievement of the operating budget for the Company as a whole or of a department or project of the Company, continued innovation in development and commercialization of the Company's technology and products, timely development and commercial introduction of new products, implementation of financing strategies and establishment of strategic alliances with third parties. Subjective performance criteria include an executive's ability to motivate others, develop the skills necessary to grow as the Company matures, recognize and pursue new business opportunities and initiate programs to enhance the Company's growth and success. The Committee does not use a specific formula based on these targeted performance and subjective criteria, but instead makes an evaluation of each executive officer's contributions in light of all such criteria.

         Compensation at the executive officer level also includes the long-term incentives afforded by stock options. The stock option program is designed to promote the identity of long-term interests between the Company's employees and its shareholders and assist in the retention of executives. The size of option grants is generally intended to reflect the executive's position with the Company and his contributions to the Company, including his success in achieving the individual performance criteria described above. The option program generally uses a vesting period of up to five years to encourage key employees to continue in the employ of the Company. All stock options granted to executive officers in 1999 were granted at fair market value on the date of grant. During 1999, all executive officers received options to purchase an aggregate of 200,000 shares of Common Stock, at a weighted average exercise price of $5.625 per share.

         Executive officers are also eligible to participate in the Company's 1995 Employee Stock Purchase Plan, as amended (the "Purchase Plan"). The Purchase Plan is available to virtually all employees of the Company and generally permits participants to purchase shares of Common Stock at a discount of approximately 15% from the fair market value at the beginning or end of the applicable purchase period.

           Base Salaries

         The base salaries of the Named Executive Officers have been set by reviewing compensation for competitive positions in the market and the historical compensation levels of such executives. The employment agreements with the Named Executive Officers are described more fully under "Certain Relationship and Related Transactions."

         Compliance with Internal Revenue Code Section 162(m)

         Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's Chief Executive Officer and four other most highly compensated executive officers.

Qualifying performance compensation will not be subject to the deduction limit if certain requirements are met. The Company intends to structure the performance-based portion of the compensation of its executive officers (which currently consists of stock option grants and performance based bonuses described above), in a manner that complies with the new statute to mitigate any disallowance of deductions.

                                              Compensation Committee

                                              Timothy J. Barberich
                                              Edward C. Wood
                                              Justin E. Doheny


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The current members of the Compensation Committee are Messrs. Barberich, Wood and Mr. Doheny. None of or Messrs. Barberich, Wood or Doheny were at any time during 1999, or formerly, an officer or employee of the Company or any subsidiary of the Company, nor has any member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

         No executive officer of the Company has served in 1999 as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

         THE FOLLOWING SECTION OF THIS PROXY STATEMENT SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE INTO ANY FILING BY THE COMPANY WITH THE SEC UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, NOTWITHSTANDING ANY SUCH INCORPORATION BY REFERENCE OF ANY OTHER PORTIONS OF THIS PROXY STATEMENT.

COMPARATIVE STOCK PERFORMANCE

         The comparative stock performance graph below compares the cumulative stockholder return on the Common Stock of the Company for the period from December 31, 1994 through the year ended December 31, 1999 with the cumulative total return on (i) the CRSP Total Return Index for The Nasdaq Stock Market (the "Nasdaq Composite Index"), and (ii) the Nasdaq Pharmaceutical Index (assuming the investment of $100 in the Company's Common Stock on January 1, 1995, the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index on December 31, 1994 and reinvestment of all dividends).

         Measurement points are on the last trading day of the years ended December 31, 1994, December 31, 1995, December 31, 1996, December 31, 1997, December 31, 1998 and December 31, 1999.



                               12/31/94  12/31/95  12/31/96  12/31/97  12/31/98  12/31/99
                               --------  --------  --------  --------  --------  --------

HemaSure Inc.                    100     396.12    194.18      29.13     52.43    186.41
Nasdaq Composite Index           100     141.33    173.89     213.07    300.25    542.43
Nasdaq Pharmaceutical Index      100     183.41    183.98     189.98    241.68    451.62

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Sepracor. The Company was organized in December 1993 as a subsidiary of Sepracor. Effective January 1, 1994, Sepracor transferred its blood filtration and membrane filter design business to the Company in exchange for 3,000,000 shares of Common Stock. As of March 24, 2000, Sepracor beneficially owned approximately 22% of the Company's outstanding Common Stock. Mr. Barberich, a director of the Company, is President and Chief Executive Officer of Sepracor. Until September 1999, Mr. Barlow, a director of the Company, was Executive Vice President and President, Pharmaceuticals Division of Sepracor.

         In September 1998, the Company completed a $5 million revolving line of credit arrangement with a commercial bank. Sepracor, the Company's largest shareholder has guaranteed to repay amounts borrowed under the line of credit. In exchange for the guarantee, the Company granted to Sepracor warrants to purchase up to 1,700,000 shares of the Company's common stock at a price of $0.69 per share. The warrants will expire in the year 2003 and have certain registration rights associated with them. In March 1999, Sepracor purchased an additional 1,333,334 shares of Common Stock of the Company for $1.50 per share and in connection therewith received warrants to purchase an additional 667,000 shares at a price of $1.50 per share and certain registration rights in respect of such acquired securities.

         On March 23, 1999, we completed a private placement financing with Sepracor in which we received $2,000,000 in exchange for 1,333,334 shares of our common stock and warrants to purchase an additional 667,000 shares of common stock at $1.50 per share. The warrants will expire in the year 2004 and have certain registration rights associated with them. The Company may require Sepracor to exercise these warrants at any time after the Company completes an equity financing for at least $3,000,000 with a third party and the market price of our common stock is greater than $3.00 per share for 15 consecutive trading days.

         Sepracor is entitled to certain rights with respect to the registration under the Securities Act of a total of 6,700,334 shares of common stock, including shares of common stock issuable upon exercise of outstanding warrants. These rights provide that Sepracor may require the Company to register shares subject to certain conditions and limitations.

         Any future arrangements and transactions between us and Sepracor will continue to be on terms which we determine are fair and reasonable to us.

         Gambro Inc. On May 3, 1999, we completed a private placement financing with Gambro Inc. The stock subscription agreement, which we entered into with Gambro Inc. in connection with this financing, provides for an initial investment of $9,000,000 in exchange for 4,500,000 shares of our common stock. The stock subscription agreement also provides Gambro Inc. with an option to purchase additional shares of our common stock for up to an aggregate purchase price of $3,000,000 at any time between August 3, 1999 and May 3, 2000 with the price per share of common stock to be based upon the market price of our common stock. In October 1999, Gambro Inc. exercised this option in full. In connection with the exercise of this option, Gambro Inc. purchased 498,355 shares at a price of $6.02 per share. The price and number of shares reflects the average price of our stock in the 30 days prior to the exercise date of October 5, 1999. The stockholders' agreement, which we entered into with Gambro Inc. in connection with this financing, provides that Gambro Inc. will have representation on our board of directors of up to two directors and our representative committees and contains, among other things, various registration rights and anti-dilution and standstill provisions. Subject to certain terms and conditions, the anti-dilution provisions prohibit us from selling or issuing our common stock or securities convertible into our common stock in any offering to a third party without offering Gambro Inc. the opportunity to purchase at the same price and terms that number of securities necessary for Gambro Inc. to maintain its beneficial ownership of our outstanding common stock. Furthermore, in an offering or in certain other limited situations, we must provide Gambro Inc. with notice of our intention to sell as well as a right to negotiate with us first for the purchase of our securities. Gambro Inc. agrees to certain restrictions on its ability to sell our common stock owned by it and its permitted transferees. Gambro Inc. also agrees to refrain from acquiring beneficial ownership of additional equity or debt securities of our company, engaging in certain proxy solicitation activities, seeking to control our management, policies or affairs and taking certain actions relating to business combinations and similar transactions without prior approval of our board of directors. Gambro Inc. purchased 1,178,680 shares of common stock in the private placement financing consummated by the Company in March 2000.

         Messrs. Corbin and Perez, two of the Company's directors, are Vice President of Research and Development and Vice President, U.S. Sales and Global Marketing, respectively, of Gambro BCT. Until April 2000, Mr. Wood, one of our directors, was President of Gambro BCT.

         In 1998, we completed a distribution and development agreement, which was amended in May 1999, with Gambro Inc. to act as our exclusive distributor of our r\LS System worldwide, except for sales to the American Red Cross. Furthermore, this agreement provides that Gambro Inc. may (upon mutual agreement by us and Gambro Inc.) distribute additional future products developed by us that filter blood and its components. Gambro Inc. markets and sells blood component apheresis equipment to the blood center market. The agreement with Gambro Inc. contemplates the development by us of an OEM filter for use the with Gambro Inc.'s Trima Automated Blood Collection System. The distribution agreement provides for a five year term that expires in June 2004, subject to automatic three year renewals unless the agreement is previously terminated.

         Employment and Retention Agreements. The Company entered into an employment agreement, as of April 1, 1997 (the "Agreement"), with John F. McGuire which provides that Mr. McGuire serve as President and Chief Executive Officer of the Company. The Agreement provided for a first year salary of $14,583 per month and an annual bonus of $75,000 to be earned upon the achievement of certain goals as determined by the Board of Directors, and for adjustments thereto in subsequent years, as determined by the Board of Directors or its Compensation Committee. Upon execution of the Agreement, Mr. McGuire received an option to purchase 600,000 shares of Common Stock at an exercise price equal to the "low" bid price for the Common Stock as quoted on the Nasdaq National Market System for the week of April 4, 1997. The options vest in four equal annual installments commencing in 1998. Pursuant to the Agreement, an additional 200,000 incentive stock options were issued to Mr. McGuire in January, 1998. Finally, pursuant to the terms of the Agreement, if Mr. McGuire is terminated other than for cause, he will receive one year's salary plus the bonus payable for the prior year, to be paid monthly over the course of the 12 months following such termination, or until he secures employment in an equivalent role.

         On December 15, 1998, the Company entered into senior management retention Agreements (the "Retention Agreements"), with each of John F. McGuire, James B. Murphy and Peter C. Sutcliffe, (each individually a "Key Employee"), to reinforce and encourage their continued attention and dedication to their duties. Pursuant to the Retention Agreements, in the event a change of control occurs (as defined in the agreements) and the Key Employee (i) is terminated by the Company after the change of control, (ii) remains employed by the Company for 12 months after the change of control or (iii) terminates his employment with the Company for good cause, then the Key Employee is eligible for (i) payment of his full base salary plus all amounts entitled under any compensation plan through the termination date, (ii) severance payments, payable in 24 equal monthly installments equal to 200% (except for Mr. McGuire who shall receive 300%), of the higher of his annual base salary immediately prior to the date of termination or his base salary in effect immediately prior to the change of control and (iii) life, disability, dental, accident and group health insurance benefits for a period of 36 months after such termination. The Retention Agreements are automatically renewed each year unless written notice of termination is delivered by October 30th of any given year.

         Novo Nordisk A/S. Under the terms of the May 1996 agreement relating to the Company's acquisition of the plasma product unit of Novo Nordisk A/S (the "Denmark Acquisition"), the purchase price to be paid for the plasma product unit was to be comprised of three portions: (i) $1,800,000 was to be payable in 1998 in cash or common stock of the Company or a subsidiary of the Company, at the Company's option; (ii) approximately $13,000,000 was to be payable from time to time upon the sale of acquired inventory (valued at approximately $13,000,000), but in any event no later than 1998, provided that up to approximately $3,000,000 of such portion could be forgiven in certain circumstances; and (iii) approximately $8,000,000 was to be payable in 1998 in cash or Common Stock of the Company or a subsidiary of the Company, at the Company's option, provided that all of this portion would be forgiven in certain circumstances. In January 1997, the Company and Novo Nordisk entered into a Restructuring Agreement relating to the Denmark Acquisition (the "Restructuring Agreement"). Pursuant to the Restructuring Agreement, approximately $23,000,000 of indebtedness owed to Novo Nordisk was restructured by way of issuance by the Company to Novo Nordisk of a 12% convertible subordinated promissory note in the principal amount of approximately $11,722,000, which was due and payable on December 31, 2001 (the "Note"), with interest payable quarterly (provided that up to approximately $3,000,000 would be forgiven in certain circumstances). Approximately $8,500,000 of the reduction of such indebtedness was forgiven. The remainder of the reduction represented a net amount due from Novo Nordisk to the Company related to various service arrangements between the two companies. On January 6, 1998, the Company elected to convert all indebtedness under the Note, pursuant to the terms thereof, into shares of Common Stock of the Company at a conversion price equal to $10.50 per share, or 827,375 shares. Pursuant to a registration rights agreement, the Company previously granted Novo Nordisk certain registration rights with respect to any shares of Common Stock acquired by Novo Nordisk upon conversion of the Note. Novo Nordisk has contested the conversion of the Note, including the forgiveness of the $3,000,000 amount. The Company believes such claims are without merit.

                             INDEPENDENT ACCOUNTANTS

         PricewaterhouseCoopers LLP is currently serving as the Company's independent accountants. Coopers & Lybrand L.L.P. has served as the Company's independent accountants since 1998. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                  OTHER MATTERS

         The Board of Directors does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

         All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph, facsimile and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2001 ANNUAL MEETING

         Proposals of stockholders intended to be presented at the 2001 Annual Meeting of Stockholders must be received by the Company at its principal office in Marlborough, Massachusetts not later than January 25, 2001 for inclusion in the proxy statement for that meeting.

                                              By Order of the Board of Directors



                                              JAMES B. MURPHY
                                              Secretary


April 28, 2000

                  THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

                                  HEMASURE INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                  Annual Meeting of Stockholders - June 7, 2000

     Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Timothy J. Barberich and John F. McGuire, or each or any of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2000 Annual Meeting of Stockholders of HemaSure Inc., and at any adjournments or postponements thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Meeting, and, in their discretion, upon any other matters which may properly come before the Meeting.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO OTHER INDICATION IS MADE, THE PROXIES SHALL VOTE "FOR" PROPOSAL NUMBERS 1 AND 2.

     A VOTE FOR THE DIRECTOR NOMINEES AND FOR PROPOSAL NUMBER 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.



        PLEASE VOTE, DATE, AND SIGN ON OTHER SIDE AND RETURN PROMPTLY IN
                               ENCLOSED ENVELOPE.

                                                            -----------------
                                                            |  SEE REVERSE  |
                                                            |      SIDE     |
                                                            -----------------

      PLEASE MARK YOUR
[X]   VOTES AS IN THIS
      EXAMPLE

                                   WITHHOLD AUTHORITY TO
                FOR ALL NOMINEES   VOTE FOR ALL NOMINEES
                LISTED AT RIGHT        LISTED AT RIGHT
1. ELECTION
   OF                 [ ]                    [ ]             NOMINEES: Timothy J. Barberich
   DIRECTORS                                                           David S. Barlow
                                                                       Frank Corbin
                                                                       Justin E. Doheny
                                                                       John F. McGuire
                                                                       David Perez
                                                                       Edward C. Wood

   INSTRUCTIONS: To withhold authority to vote for individual nominee(s) strike a line through each such nominee's name in the list at right.
   Your shares will be voted for the remaining nominee(s).


                                                  FOR     AGAINST    ABSTAIN

2. To transact such other business as may
   properly come before the meeting or any        [ ]       [ ]        [ ]
   adjournment thereof.







Please read the reverse side of this card.

PLEASE VOTE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

HAS YOUR ADDRESS CHANGED?            DO YOU HAVE ANY COMMENTS?

_____________________________________________________________

_____________________________________________________________






SIGNATURE________________________________________________________ DATE_________

NOTE: Please sign this proxy exactly as your name appears hereon. Joint owners should each sign personally. Trustees or other Fiduciaries should indicate the capacity in which they sign. If a corporation or partnership, the signature should be that of an authorized officer who should give his or her title.